SUN COMMUNITIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 18, 2008

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Sun Communities, Inc. (the “Company”) will be held at the Hilton Garden Inn, 26000 American Drive, Southfield, MI 48034, on Friday, July 18, 2008, at 11:00 a.m., local time, for the following purposes:

(1)	To elect two Directors to serve until the Annual Meeting of Shareholders to be held in 2011 or until their successors shall have been duly elected and qualified;

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2008 and thereafter; and

(3)	To transact such other business as may properly come before the meeting.

A Proxy Statement containing information relevant to the Annual Meeting appears on the following pages.

Only holders of common stock of the Company of record at the close of business on April 24, 2008 are entitled to notice of and to vote at the meeting or any adjournments.

If you do not plan to attend the meeting and you wish to vote in accordance with the Board of Director's recommendations, it is not necessary to specify your choices; merely sign, date, and return the enclosed proxy card. If you attend the meeting, you may withdraw your Proxy and vote your own shares.

By Order of the Board of Directors
Dated: April 29, 2008	KAREN J. DEARING
Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

SUN COMMUNITIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 18, 2008

PROXIES AND SOLICITATIONS

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sun Communities, Inc. (“Sun” or the “Company”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments. If received in time for the Annual Meeting, the shares represented by a valid proxy will be voted in accordance with the specifications, if any, contained in such executed proxy. If no instructions are given, proxies will be voted: (a) FOR election of the two nominees for the Board; (b) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered accounting firm for 2008; and (c) at the discretion of Clunet R. Lewis and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy executed in the enclosed form may be revoked by the person signing it at any time before it is exercised. Proxies may be revoked by filing with the Secretary of the Company, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegram, by directors, officers and employees of the Company. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company's common stock (the “Common Stock”) held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred in forwarding material. The Company anticipates that fees and expenses for the foregoing parties will not exceed $1,000. The costs of all proxy solicitation will be borne by the Company.

The executive offices of the Company are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034. The approximate date of mailing of this Proxy Statement and the enclosed proxy materials to the Company's shareholders is May 5 2008.

TIME AND PLACE OF MEETING

The Annual Meeting will be held at the Hilton Garden Inn, 26000 American Drive, Southfield, MI 48034, on Friday, July 18, 2008, at 11:00 a.m., local time.

VOTING RIGHTS AND

PRINCIPAL HOLDERS OF VOTING SECURITIES

Only shareholders of record at the close of business on April 24, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, the Company had [18,416,710] shares of Common Stock issued, outstanding and entitled to vote held by [306] holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors (Proposal 1) and the ratification of the appointment of Grant Thornton LLP (Proposal 2) are considered routine matters. You are encouraged to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

                     The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

With respect to Proposal 1, the directors will be elected by a plurality of all votes cast at the Annual Meeting. Accordingly, abstentions will have no effect on the results of the vote. With respect to Proposal 2, ratification of the appointment of Grant Thornton as the company’s independent registered accounting firm requires the approval of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal.

If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

If a proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions set forth therein, the shares of Common Stock represented thereby will be voted by Clunet R. Lewis and Karen J. Dearing, the Board's proxy agents for the Annual Meeting, in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for the election of the two nominees for director to the Board; (ii) for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; and (iii) at the discretion of Clunet R. Lewis and Karen J. Dearing with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Information concerning principal holders of the Company’s Common Stock is discussed under “Security Ownership of Certain Beneficial Owners and Management.”

ANNUAL REPORT

Shareholders are concurrently being furnished with a copy of the Company’s 2007 Annual Report which contains, among other things, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”).

SHAREHOLDER PROPOSALS

Any and all shareholder proposals for inclusion in the proxy materials for the Company’s next Annual Meeting of Shareholders must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by the Company, at its offices at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, not later than January 1, 2009. Such proposals should be addressed to the Company's Secretary. See “Board of Directors and Corporate Governance – Consideration of Director Nominees.”

The Company’s Bylaws also contain certain provisions which affect shareholder proposals. The Company's Bylaws provide that: (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors, or (iii) by a shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in the Bylaws, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws; and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Directors may be made only (i) by the Board of Directors, or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in the Bylaws, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Pursuant to the terms of the Company's charter, the board of directors is divided into three classes. The class up for election at the Annual Meeting will hold office for a term expiring at the annual meeting of shareholders to be held in 2011. A second class will hold office for a term expiring at the annual meeting of shareholders to be held in 2009 and a third class will hold office for a term expiring at the annual meeting of shareholders to be held in 2010. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. Ronald L. Piasecki and Gary A. Shiffman have terms expiring at the Annual Meeting and are nominees for the class to hold office for a term expiring at the annual meeting of shareholders to be held in 2011. Ted J. Simon, Paul D. Lapides and Robert H. Naftaly have terms expiring at the annual meeting of shareholders to be held in 2009 and Clunet R. Lewis. Arthur A. Weiss and Stephanie W. Bergeron have terms expiring at the annual meeting of shareholders to be held in 2010. At each annual meeting of the shareholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

The Board meets quarterly, or more often as necessary. The Board met six (6) times during 2007 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors (with the exception of new director Stephanie W. Bergeron as described below) attended at least 75% of the meetings of the Board and each committee on which they served. All directors attended the annual meeting of shareholders held on May 23, 2007.

On May 22, 2007, the size of the Board was expanded from seven (7) directors to eight (8) directors and Stephanie W. Bergeron was appointed to fill the vacancy created as a result of the expansion. Consequently, Ms. Bergeron attended only those Board and Committee meetings that occurred after May 22, 2007. Ms. Bergeron attended all of those meetings.

Several important functions of the Board may be performed by committees that are comprised of members of the Board. The Company’s Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has five (5) standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and a Special Litigation Committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com . You may also find a copy of the Company’s corporate governance guidelines and its code of business ethics under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com . All of the committee charters, our corporate governance guidelines and the Company’s code of business ethics are available in print to any shareholder who requests them.

The Audit Committee operates pursuant to a third amended and restated charter that was approved by the Board in December 2007. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A and is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com . The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of the Company’s independent accountants, (2) reviews with the Company’s independent accountants the scope and results of the audit engagement, (3) approves professional services provided by the Company’s independent accountants, (4) reviews the independence of the Company’s independent accountants, and (5) directs and controls the Company’s internal audit functions. The current members of the Audit Committee are Messrs. Robert H. Naftaly, Clunet R. Lewis (Chairman) and Ms. Stephanie W. Bergeron, all of whom are “independent” as that term is defined in the rules of the SEC and applicable rules of the New York Stock Exchange (“NYSE”). Until May 22, 2007, when Ms. Bergeron was appointed to the Board, the members of the Audit Committee were Messrs. Naftaly (Co-Chairman), Lewis (Co-Chairman) and Simon. Mr. Naftaly relinquished the title of Co-Chairman of the Audit Committee on October 1, 2007. The Audit Committee held six (6) formal meetings and several informal meetings during the fiscal year ended December 31, 2007. The Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined by SEC rules. See “Report of the Audit Committee.”

The Compensation Committee operates pursuant to a charter that was approved by the Board in March 2004. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com . The Compensation Committee, among other functions, (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (ii) approves the compensation of the Company’s other executive officers, (iii) recommends to the Board for approval the compensation of the non-employee directors and (iv) oversees the Company's incentive-compensation plans and equity-based plans. The current members of the Compensation Committee are Messrs. Ted J. Simon (Chairman), Clunet R. Lewis and Ronald L. Piasecki, all of whom are independent directors under the NYSE rules. During the fiscal year ended December 31, 2007, the Compensation Committee held four (4) formal meetings and took various actions pursuant to resolutions adopted by unanimous written consent. See “Report of the Compensation Committee on Executive Compensation.”

The Nominating and Corporate Governance Committee (the “NCG Committee”) operates pursuant to a charter that was approved by the Board in March 2004. A copy of the Nominating and Corporate Governance Committee Charter is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com . The Nominating and Corporate Governance Committee, among other functions, is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommending that the Board select the committee-recommended nominees for election at each annual meeting of stockholders, (iii) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and (iv) periodically reviewing such guidelines and recommending any changes, and overseeing the evaluation of the Board. The current members of the Nominating and Corporate Governance Committee are Messrs. Ronald L. Piasecki (Chairman), Clunet R. Lewis and Ted J. Simon, all of whom are independent under the NYSE rules. The Nominating and Governance Committee held two (2) formal meetings during the fiscal year ended December 31, 2007.

The Executive Committee was established to generally manage the day-to-day business and affairs of the Company between regular Board meetings. In no event may the Executive Committee, without the prior approval of the Board acting as a whole: (i) recommend to the shareholders an amendment to the Company's Charter; (ii) amend the Company's Bylaws; (iii) adopt an agreement of merger or consolidation; (iv) recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (v) recommend to the shareholders a dissolution of the Company or a revocation of a dissolution; (vi) fill vacancies on the Board; (vii) fix compensation of the directors for serving on the Board or on a committee of the Board; (viii) declare dividends or authorize the issuance of the Company's stock; (ix) approve or take any action with respect to any related party transaction involving the Company; or (x) take any other action which is forbidden by the Company's Bylaws. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board, except that no rights of third persons created in reliance on authorized acts of the Executive Committee can be affected by any such revision or alteration. The current members of the Executive Committee are Messrs. Gary A. Shiffman and Ted J. Simon. The Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2007 but took various actions pursuant to resolutions adopted by unanimous written consent.

A Special Litigation Committee was established in April 2006, to oversee and monitor the ongoing civil litigation between the SEC and the Company’s Chief Executive Officer and two other employees of the Company arising out of the SEC’s inquiry into the accounting for the SunChamp transactions reflected in the Company’s 2000, 2001 and 2002 financial statements and the indemnification obligations of the Company with respect to such litigation. Because of his extensive involvement with the SEC inquiry in his capacity as a member of the Audit Committee, and because of his background as a litigation attorney, Clunet R. Lewis serves as the sole member of the Special Litigation Committee.

Communications with the Board

If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.], c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to Chairman of the Audit Committee of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034. You are welcome to make any such report anonymously but the Company prefers that you identify yourself so that the Company may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

The Company recommends that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Offer will be forwarded by the Compliance Officer promptly to the addressee(s).

Independence of Non-Employee Directors

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence—independence under New York Stock Exchange rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has reviewed information about each of the Company’s non-employee directors and determined that Paul D. Lapides, Clunet R. Lewis, Robert H. Naftaly, Ronald L. Piasecki, Ted J. Simon and Stephanie W. Bergeron are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2008, the executive sessions occurred after some of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary. Although the Company has not designated a lead director, typically the Chairman of the Audit Committee presides at the executive sessions of the independent directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;
•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•	The candidate must have sufficient time and availability to devote to the Company’s affairs, particularly in light of the number of boards on which the nominee may serve; and
•

The candidate’s principal business or occupation must not be such as to place the candidate in competition with the Company or conflict with the discharge of a director’s responsibilities to the Company or its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;
•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and
•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Shareholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the NCG Committee. All shareholder recommendations for director candidates must be submitted in writing to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. The Company did not receive any shareholder recommendations for director candidates for election at the Annual Meeting. All shareholder recommendations for director candidates for election at the 2009 annual meeting of shareholders must be submitted to our Secretary on or before January 1, 2009 and must include the following information:

•	The shareholder’s name, address, number of shares owned, length of period held and proof of ownership;
•

The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•

A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	A description of all arrangements or understandings between the shareholder and the proposed director candidate;
•

The consent of the proposed director candidate (1) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a shareholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

ELECTION OF DIRECTORS

(Proposal 1)

The first matter to be considered at the Annual Meeting will be the election of two directors. Following the recommendation of the NCG Committee, the Board of Directors has nominated Ronald L. Piasecki and Gary A. Shiffman to serve as directors. Each director shall be elected by a plurality of the votes cast at the Annual Meeting. Therefore, if a quorum is present, abstentions will have no effect on the election of directors. Proxies will be tabulated by the Company's transfer agent. The Inspector of Elections appointed at the Annual Meeting will then combine the proxy votes with the votes cast at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the Annual Meeting of Shareholders to be held in 2011or until his successor is duly elected and qualified. In the absence of directions to the contrary, proxies will be voted in favor of the election of the two nominees listed below.

If either of the nominees named below are unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in accordance with their best judgment. Management has no present knowledge that either of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the two nominees named in this Proxy Statement or their substitutes.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

The following list identifies each incumbent director and nominee for election to the Board at the Annual Meeting and describes each person’s principal occupation for the past five years. Each of the directors has served continuously from the date of his election to the present time.

Name	Age	Office
Gary A. Shiffman	53	Chairman, Chief Executive Officer, and Director (Nominee)
Paul D. Lapides	53	Director
Clunet R. Lewis	61	Director
Robert H. Naftaly	70	Director
Ronald L. Piasecki	69	Director (Nominee)
Ted J. Simon	77	Director
Arthur A. Weiss	59	Director
Stephanie W. Bergeron	54	Director

Gary A. Shiffman is the Chairman and Chief Executive Officer, and has been an executive officer of Sun since its inception. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past twenty years. He has overseen the land acquisition, rezoning, development and marketing of numerous manufactured home expansion projects. Mr. Shiffman is also an executive officer and a director of Sun Home Services, Inc. (“Sun Home Services”) and all other corporate subsidiaries of the Company. Mr. Shiffman is also a director of Origen Financial, Inc (NASDAQ: ORGN).

Paul D. Lapides has been a director since December 1993. Mr. Lapides is Director of the Corporate Governance Center in the Michael J. Coles College of Business at Kennesaw State University, where he is an assistant professor of management and entrepreneurship. A certified public accountant, Mr. Lapides is the author or co-author of more than 100 articles and twelve books on real estate, management and directors’ responsibilities. Mr. Lapides is a director of EasyLink Services International Corporation (NASDAQ: ESIC) and a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD’s Blue Ribbon Commission on Audit Committees (1999). His real estate experience includes managing a $3 billion national portfolio of income-producing real estate consisting of 42,000 multi-family units and 16 million square feet of commercial space.

Clunet R. Lewis has been a director since December 1993. From 1995 until 2000, Mr. Lewis served in various positions with Eltrax Systems, Inc., a Nasdaq National Market System company, including Secretary, General Counsel, member of the Board of Directors and Chief Financial Officer. From 1989 until 1994, Mr. Lewis served as Secretary and General Counsel of Military Communications Center, Inc., a privately held company that provided retail telecommunications services to members of the United States Armed Services. From 1990 through 1991, Mr. Lewis was Managing Director of MCC Communications, Inc., a privately held company that provided international telecommunications services to members of the United States Armed Services serving in the Persian Gulf area during the Gulf War. Prior to 1993, Mr. Lewis was a shareholder at the law firm of JRH&W.

Robert H. Naftaly has been a director since October 2006. Mr. Naftaly is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and General Auditor of Detroit Edison Company and was the Director of the Department of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. In addition, Mr. Naftaly serves as a director of Meadowbrook Insurance Group, Inc. (NYSE:MIG) since 2002 where he is currently the Chairman of the Compensation Committee and a member of the Audit Committee, the Finance Committee and the Governance and Nominating Committee. Mr. Naftaly is a director of Walsh College, a premier non-profit institution that offers business and technology degrees and programs.

Ronald L. Piasecki has been a director since May 1996, upon completion of the Company's acquisition of twenty-five manufactured housing communities (the “Aspen Properties”) owned by affiliates of Aspen Enterprises, Ltd. (“Aspen”). Mr. Piasecki was a director of Aspen, which he co-founded in 1973. Prior to the Company's acquisition of the Aspen Properties, Aspen was one of the largest privately-held developers and owners of manufactured housing communities in the U.S. In addition, Mr. Piasecki is a director of Advanced Equities Financial Corporation a financial services firm engaged in retail and institutional securities brokerage, venture capital investment banking and financial advisory services.

Ted J. Simon has been a director since December 1993. Since February 1999, Mr. Simon has been affiliated with Grand Sakwa Management LLC, a real estate development company located in Farmington Hills, Michigan. From 1981 until January 1999, Mr. Simon was the Vice President-Real Estate (Midwest Group) of The Great Atlantic & Pacific Tea Company, Inc. and Mr. Simon was a Vice President-Real Estate and a director of Borman's Inc., a wholly owned subsidiary of The Great Atlantic & Pacific Tea Company, Inc. Mr. Simon is also a director of Clarkston State Bank, a wholly-owned subsidiary of Clarkston Financial Corporation (OTC BB: CKSB.OB).

Arthur A. Weiss has been a director since October 1996. Since 1976, Mr. Weiss has practiced law with the law firm of JRH&W, which represents the Company in various matters. Mr. Weiss is currently Chairman of the Board of Directors and a shareholder of JRH&W. Mr. Weiss is a director of several closely-held companies in the real estate industry. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations, which include the Jewish Federation of Metropolitan Detroit and the Detroit Symphony Orchestra, where he is on the executive committee, vice-president and a board member.

Stephanie W. Bergeron has been a director since May 2007. Ms. Bergeron also serves as the President and Chief Executive Officer of Walsh College. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From December 1998 to December 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”). Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. In addition, since October 2006, Ms. Bergeron has served as a director and member of the Audit Committee of Superior Essex Inc. (NASDAQ: SPSX).

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest, adverse to the Company. To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

Outside Director Compensation

Directors of the Company who are also employees receive no additional compensation for their services as directors. During 2007, the Company paid directors that are not employees of the Company the following annual fees:

	Chairman	Member
Annual Retainer	$—	$50,000
Compensation Committee	$5,000	$2,500
Audit Committee	$32,500	$30,000
NCG Committee	$5,000	$2,500
Special Litigation Committee	$100,000	$—

In addition, Messrs. Lewis, Piasecki, Simon and Naftaly and Ms. Bergeron each received $18,000 for service on a Special Committee formed to review strategic alternatives for the Company. The Special Committee was disbanded in the fourth quarter of 2007. Although Arthur A. Weiss earned director’s fees of $50,000 for services during the fiscal year ended December 31, 2007, he declined such fees (See “Certain Transactions – Legal Counsel”).

Director Compensation Tables

The following tables provide compensation information for each member of the Board for the year ended on December 31, 2007.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Paul D. Lapides	$50,000	$4,969	$54,969
Clunet R. Lewis	$203,625	$4,969	$208,594
Robert H. Naftaly	$98,000	$886	$98,886
Ronald L. Piasecki	$75,500	$4,702	$80,202
Ted J. Simon	$79,363	$4,969	$84,332
Arthur A. Weiss	$—	$4,969	$4,969
Stephanie W. Bergeron	$59,822	$886	$60,708

______________

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the directors in 2007 and in prior years, in accordance with FASB Statement 123(R), Share-Based Payment (“SFAS 123(R)”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

(2)

Until October 1, 2007, each Co-Chairman of the Audit Committee received a fee of $30,000 per year and each member of the Audit Committee received a fee of $10,000 per year. Effective October 1, 2007, the Chairman of the Audit Committee receives a fee of $32,500 per year and each member of the Audit Committee receives a fee of $30,000 per year.

Name	May 2007 Option Award 1,500 shares each(1)	Aggregate number of options outstanding as of December 31, 2007
Paul D. Lapides	$3,990	16,000
Clunet R. Lewis	$3,990	9,000
Robert H. Naftaly	$3,990	1,500
Ronald L Piasecki	$3,990	10,250
Ted J. Simon	$3,990	16,000
Arthur A. Weiss	$3,990	16,000
Stephanie W. Bergeron	$3,990	1,500

______________

(1)

These columns represent the grant date fair value of the stock option awards as determined in accordance with SFAS 123(R). For additional information on the valuation assumptions with respect to these grants, refer to note 6 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP

(Proposal 2)

The final matter to be considered at the Annual Meeting will be the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the year ending December 31, 2008 and thereafter. Grant Thornton has audited our consolidated financial statements since 2003. Although ratification by shareholders is not required by law or by the Company’s bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the Company’s shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by Grant Thornton, LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2007 and December 31, 2006 were as follows:

Category	FYE 12/31/2007	FYE 12/31/2006
Audit Fees: For professional services rendered for the audit of the Company’s financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$407,310	$426,781
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$55,789	$114,173
Tax Fees	$—	$—
All Other Fees	$—	$—

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent auditors. The policy requires that all services provided by the independent auditor to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee approved all audit and non-audit related services provided to the Company by Grant Thornton during the 2007 fiscal year.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of Grant Thornton. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

MANAGEMENT AND COMPENSATION

Executive Officers

The persons listed below are the current executive officers of the Company. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Office
Gary A. Shiffman	53	Chairman and Chief Executive Officer
Karen J. Dearing	43	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
John B. McLaren	37	Executive Vice President and Chief Operating Officer
Brian W. Fannon	59	President
Jonathan M. Colman	52	Executive Vice President

Background information for Gary A. Shiffman is provided under “Election of Directors,” above. Background information for the other four executive officers is set forth below.

Karen J. Dearing joined the Company in October, 1998as the Director of Finance where she worked extensively with accounting and finance matters related to the Company’s ground up developments and expansions. Ms. Dearing became the Company’s Corporate Controller in 2002 and a Senior Vice President in 2006. She was responsible for the overall management of the Company’s accounting and finance departments and all internal and external financial reporting. Prior to working for the Company, Ms. Dearing had eight years of experience as the Financial Controller of a privately-owned automotive supplier specializing in critical automotive fasteners and five years experience as a Certified Public Accountant with Deloitte & Touche.

                 John B. McLaren brings twelve years of manufactured housing industry experience, more than five of which were served in various roles at the Company. Prior to his appointment as Executive Vice President and Chief Operating Officer, Mr. McLaren served, since August 2005, as Senior Vice President of Sun Homes Services with overall responsibility for homes sales and leasing. Prior to that, Mr. McLaren was a Regional Vice President for Apartment Investment & Management Company (“AIMCO”), a Real Estate Investment Trust engaged in leasing apartments. Prior to AIMCO, Mr. McLaren spent approximately three years as Vice President of Leasing & Service for Sun Home Services with responsibility for developing and leading the Company’s rental home program.

Brian W. Fannon joined the Company in May 1994 as Senior Vice President-Operations and became Chief Operating Officer in 1995 and an Executive Vice President in March 2003. Mr. Fannon was appointed to serve as President of the Company in 2008. Prior to joining the Company, Mr. Fannon worked for Lautrec, Ltd., then the largest manufactured housing community owner-operator in the United States, where he was responsible for operations comprising 25,000 sites and 300 employees, and Quality Homes, Inc., its sales and marketing division. He joined that organization in 1978 as a regional manager and became President in 1986. Mr. Fannon was appointed by Governor Milliken to the Michigan Mobile Home Commission in 1977, the year of its inception. Subsequent appointments by Governors Blanchard, Engler, and Granholm enabled Mr. Fannon to serve on such commission until June of 2007. In 2002, Mr. Fannon was elected to the Board of Directors of the Manufactured Housing Institute and was elected to the RV/MH Hall of Fame in 2003. In June 2007, Mr. Fannon was appointed by Governor Granholm to the Board of Trustees of Central Michigan University with a term ending December, 2014.

Jonathan M. Colman joined the Company in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995 and an Executive Vice President in March 2003. A certified public accountant, Mr. Colman has over twenty years of experience in the manufactured housing community industry. He has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all corporate subsidiaries of the Company.

Effective February 5, 2008, as part of a management realignment and pursuant to mutual agreement between the Company and each of the respective individuals involved (a) Gary A. Shiffman relinquished the title of President of the Company, but remained as Chairman of the Board and Chief Executive Officer, (b) Brian W. Fannon relinquished the titles of Chief Operating Officer and Executive Vice President of the Company, but was appointed President of the Company; and (c) Jeffrey P. Jorissen relinquished the titles of Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, but remains with the Company as an advisor to senior management.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.

Compensation Discussion and Analysis

Compensation Committee Composition and Charter

The Compensation Committee assists the Board in fulfilling its responsibilities for determining the compensation offered to the Company’s executive officers. The Compensation Committee, among other functions:

•	consults with executive management in developing a compensation philosophy;
•	evaluates and approves compensation for the Company’s Chief Executive Officer and other executive officers; and
•	oversees the Company’s cash and equity incentive plans.

The Compensation Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. Each member of the Compensation Committee is independent under NYSE rules. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com .

Compensation Philosophy and Objectives

The goals and objectives of the Company’s executive compensation program are to attract and retain a skilled executive team to manage, lead and direct the Company’s personnel and capital to obtain the best possible economic results given the severely depressed cycle in the manufactured housing industry.

The executive compensation program supports the Company’s commitment to providing superior shareholder value. This program is designed to:

•	attract, retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and encourage them to make career commitments to the Company;
•	base executive compensation levels on the overall financial and operational performance of the Company and the individual contribution of an executive officer to the success of the Company:
•	create a link between the performance of the Company’s stock and executive compensation; and
•	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and manufactured housing REITs in particular.

Annual salary and bonuses are intended to be competitive in the marketplace to attract and retain executives. Stock options and restricted stock are intended to provide longer-term motivation which has the effect of linking stock price performance to executive compensation. Restricted stock is also intended to provide post-retirement financial security in lieu of other forms of more costly supplemental retirement programs. The Company has not implemented any policies related to stock ownership guidelines for its executive management or for members of the Board.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance of the Chief Executive Officer. The Compensation Committee and the Chief Executive Officer annually review the performance of the other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to bonuses and annual award amounts, are presented by the Chief Executive Officer to the Compensation Committee, which can exercise its discretion in modifying any recommended bonuses or awards.

                 Compensation Components and Processes

In order to implement the Company’s executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, the Compensation Committee determines bonuses, if any, for the past year’s performance, sets base salaries for those executive officers that are not bound by employment agreements for the following fiscal year and makes awards of equity-based compensation, if any. In addition, the Compensation Committee bases its decisions on the most recent publicly available compensation data for senior executive officers of comparable REITs, as well as various compensation studies and surveys, to ensure that compensation packages are in line with the Company’s peer group and the real estate industry in general. While comparative market data is a valuable tool to assist the Compensation Committee in setting reasonable and fair compensation for the Company’s executive officers, the stated philosophy of the Company’s executive compensation program is to recognize individual contributions to the performance of the Company and to create a link between the Company’s financial performance and executive compensation.

The key components of executive officer compensation are salary, bonuses, restricted stock awards and stock option grants. Salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers in the Company, and compensation provided at competitive companies and companies of similar size. Cash bonuses, restricted stock awards and stock option awards are intended to reward exceptional performance by the individual executive officer and the Company. Benchmarks for determining bonus levels include individual performance, Company performance against budget and growth in funds from operations (“FFO”), in each case as measured against targets established by the Compensation Committee. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from net income.

Stock options grants that were outstanding as of December 31, 2007 were awarded in 1998, 1999 and 2001. Stock option grants are valued on the date of grant. Stock option grants vest ratably over three years from the date of grant and expire on the tenth anniversary of the date of grant. As stock options can be fully exercised after three years, they represent a medium-term incentive, the value of which is directly aligned with the achievement of enhanced value for shareholders. Stock options are issued at the market price of the stock on the date of grant except that the options issued in 2001 were granted at 85% of the market price. This differential has been amortized as expense. All of the unexercised options issued to executives in prior years are currently “out of the money” due to the current market value of the Company’s stock. In addition, options to acquire 45,000 shares of common stock awarded to the named executives in 1998 expired unexercised in January of 2008.

Restricted stock awards that are currently outstanding were awarded in 1998, 2001, 2002 and 2004. Restricted stock awards generally begin to vest after three to four years from the date of grant and then vest over the following six to nine years. The Company’s executive officers (as well as the Company’s employees that receive restricted stock awards) receive dividends on the restricted stock awards that have not vested. The Company believes that restricted stock awards represent a long-term incentive to key executives to remain committed to the Company and its objectives. The Company has not awarded any restricted stock to executives since 2004 but may find it necessary to award such shares in the future particularly due to the depressed state of the manufactured housing industry and the need to retain talented executives. Restricted stock awards encourage the development of a longer term view and strategy for the growth and success of the Company’s business along with providing motivation for a long term commitment to the Company by its executives.

Employment Agreements

Gary A. Shiffman

In 2005, the Company entered into an employment agreement with Gary A. Shiffman pursuant to which Mr. Shiffman serves as Chief Executive Officer of the Company. Mr. Shiffman’s employment agreement is for an initial term ending December 31, 2011 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman is paid an annual base salary of $545,000, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Shiffman is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and company performance criteria established from time to time by the Board and Mr. Shiffman is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (a) in the real estate business or any ancillary business of the Company during the period he is employed by the Company; and (b) in the manufactured housing community business or any ancillary business of the Company for a period of eighteen months following the period he is employed by the Company. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general or the housing industry in particular (other than in manufactured housing communities) during the period he is employed by the Company.

A copy of Mr. Shiffman’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

Jeffrey P. Jorissen

In 2005, the Company entered into an employment agreement with Jeffrey P. Jorissen pursuant to which Mr. Jorissen served as Chief Financial Officer of the Company. Mr. Jorissen’s employment agreement is for an initial term ending December 31, 2010 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Mr. Jorissen’s employment agreement was amended in 2008, in connection with the management realignment discussed above to reflect his new title and role with the Company. Pursuant to this employment agreement, Mr. Jorissen is paid an annual base salary of $314,325, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Jorissen is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and company performance criteria established from time to time by the Board and Mr. Jorissen is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. The non-competition clauses of Mr. Jorissen’s employment agreement preclude him from engaging, directly or indirectly, in the real estate business or any ancillary business of the Company during the period he is employed by the Company and for a period of eighteen months thereafter.

A copy of Mr. Jorissen’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

Brian W. Fannon

In 2005, the Company entered into an employment agreement with Brian W. Fannon pursuant to which Mr. Fannon served as Chief Operating Officer of the Company. In February of 2008, Mr. Fannon agreed to step into the role of President, and to no longer serve as Chief Operating Officer, in connection with the management realignment discussed above. Mr. Fannon’s employment agreement is for an initial term ending December 31, 2009 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to his employment agreement, Mr. Fannon is paid an annual base salary of $403,700, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Fannon is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and company performance criteria established from time to time by the Board and Mr. Fannon and is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. This employment agreement also provides Mr. Fannon with cash compensation based on the dividends resulting from, and the market prices on certain dates of, up to 4,167 shares of stock. The non-competition clauses of Mr.

Fannon’s employment agreement precludes him from engaging, directly or indirectly, in the real estate business or any ancillary business of the Company during the period he is employed by the Company and for a period of between twelve and twenty-four months thereafter.

A copy of Mr. Fannon’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

2007 Compensation

The base salaries for the named executive officers for the year ended December 31, 2007, were paid in accordance with existing employment agreements or arrangements with the Company. No equity incentive awards were granted to any of the named executive officers in 2007and the performance based equity awards issued in 2004 were cancelled in March of 2008.In addition to their base salaries, the named executive officers received, in the aggregate, bonuses of $393,500 for the year ended December 31, 2007. Each named executive officer is entitled, under the terms of their employment agreements with the Company (in the case of Messrs. Shiffman, Jorissen and Fannon), to receive a bonus of up to 75% of his base salary, subject to the discretion of the Compensation Committee, if certain annual individual and Company performance criteria, as established by the Compensation Committee, are met and up to 25% of his base salary at the sole discretion of the Compensation Committee. After review of the individual performance of each executive, the performance of the Company in relation to its stated FFO growth objective of 5%, the performance of the Company in relation to its annual budget, and the condition of the manufactured housing industry in general, the Compensation Committee determined that the efforts of the named executive officers were substantial and directly contributed to the 4% adjusted FFO growth that the Company achieved. (Adjusted FFO was determined by excluding the affect of certain equity losses and impairment charges related to the Company’s investment in Origen Financial, Inc.) The Compensation Committee used its discretionary authority to award Messrs. Shiffman, Jorissen and Fannon bonuses ranging from 22% to 32% of their respective base salaries for the fiscal year ended December 31, 2007.

In the case of Mr. Colman, who does not have an employment agreement with the Company, an annual bonus may be awarded up to 50% of his base salary if certain FFO and financial budget objectives, approved by the Board, are achieved by the Company and up to 50% of his base salary, if in the determination of the Compensation Committee, Mr. Colman satisfies certain acquisition and disposition criteria established by the Chief Executive Officer. After review of Mr. Colman’s individual performance and the financial performance of the Company, the Chief Executive Officer recommended, and the Compensation Committee approved, a bonus of 25% of Mr. Colman’s base salary for the fiscal year ended December 31, 2007.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of its named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by the Company’s stockholders is not subject to section 162(m). The Company has such a plan and may utilize it to mitigate the potential impact of section 162(m). The Company did not pay any compensation during 2007 that would be subject to section 162(m). The Company believes that, because it qualifies as a REIT under the Internal Revenue Code and therefore is not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect the Company’s net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under short term incentive plans approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).

                 409A Considerations.

The Company has also taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table includes information concerning compensation for the Company’s named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary(1)		Bonus(2)		Stock Awards(3)		All Other Compensation(4)			Total
Gary A. Shiffman, Chairman, Chief Executive Officer and President	2007 2006	$ $	574,550 531,988	$ $	183,856 114,600	$ $	346,673 1,151,453	$ $	64,332 56,747	(5) (6)	$ $	1,169,411 1,854,788
Jeffrey P. Jorissen, Executive Vice President, Treasurer, Chief Financial Officer and Secretary	2007 2006	$ $	331,400 306,820	$ $	72,908 66,100	$ $	187,643 789,787	$ $	2,388 126		$ $	594,339 1,162,833
Brian W. Fannon, Executive Vice President and Chief Operating Officer	2007 2006	$ $	425,600 394,062	$ $	93,632 84,900	$ $	147,517 406,820	$ $	2,388 126		$ $	669,137 885,908
Jonathan M. Colman, Executive Vice President	2007 2006	$ $	172,450 159,645	$ $	43,113 34,400	$ $	124,279 158,678	$ $	1,807 126		$ $	341,649 352,849

___________________

(1)

Each of the named executive officers agreed to take a 5% reduction in salary for the fiscal year ended December 31, 2006 in order to support the Company’s cost reductions efforts. The base salaries of the named executive officers returned to normal levels for the fiscal year ended December 31, 2007. A portion of the salary may have been contributed to the Company’s 401(k) savings plan.

(2)

Messrs. Shiffman, Jorissen and Fannon are contractually entitled to receive annual incentive payments of up to 75% of base salary, if certain annual individual and Company performance objectives established by the Board are achieved and an additional 25% of base salary at the sole discretion of the Compensation Committee.

(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of restricted stock granted to the named executive officers in prior years, in accordance with SFAS 123(R) except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 6 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(4)

Includes matching contributions to the Company’s 401(k) Plan of $2,250 for each of Messrs. Shiffman, Jorissen and Fannon and $1,669 for Mr. Colman for the fiscal year ended December 31, 2007. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $138 for each of Messrs. Shiffman, Jorissen, Fannon and Colman for the fiscal year ended December 31, 2007 and $126 for the fiscal year ended December 31, 2006.

(5)	Includes $61,944 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors. The amount includes $38,750 in cash and restricted stock awards valued at $23,194.

(6)	Includes $56,621 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors. The amount includes $31,000 in cash and restricted stock awards valued at $25,621.

Grants of Plan Based Awards

No grants of options to purchase the Company’s common stock or other plan-based awards were made to the named executive officers during the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and restricted share awards previously granted to the Company’s named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End as of December  31, 2007

	Option Awards(1)					Share Awards(2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Shares, Units, or Other Rights that Have Not Vested($)(3)
Gary A. Shiffman	25,000	—	—	$33.75	1/14/2008	27,000	(4)	$568,890	—		—
	25,000	—	—	$30.03	12/15/2009	2,830	(5)	$59,628	—		—
	25,000	—	—	$27.03	4/12/2011	47,834	(6)	$1,007,862	—		—
	—	—	—	—	—	20,000	(7)	$421,400	—		—
	—	—	—	—	—	12,500	(8)	$263,375	—		—
	—	—	—	—	—	—		—	56,250	(10)	$1,185,188
Jeffrey P. Jorissen	20,000	—	—	$33.75	1/14/2008	18,000	(4)	$379,260	—		—
	10,000	—	—	$30.03	12/15/2009	3,830	(5)	$80,698	—		—
	2,250	—	—	$27.03	4/12/2011	10,000	(7)	$210,700	—		—
	—	—	—	—	—	8,333	(8)	$175,576	—		—
	—	—	—	—	—	—		—	37,500	(10)	$790,125

Brian W. Fannon	—	—	—	—	—	9,000	(4)	$189,630	—		—
	—	—	—	—	—	2,000	(5)	$42,140	—		—
	—	—	—	—	—	15,000	(7)	$316,050	—		—
	—	—	—	—	—	4,167	(9)	$87,799	—		—
	—	—	—	—	—	—		—	18,750	(11)	$395,063

Jonathan M. Colman	—	—	—	—	—	5,400	(4)	$113,778	—		—
	—	—	—	—	—	1,034	(5)	$21,786	—		—
	—	—	—	—	—	10,000	(7)	$210,700	—		—

_________________

(1)

Stock options vest ratably over the three year period following the date of grant and expire on the tenth anniversary of the date of grant. All options were granted at the closing price of the Company’s Common Stock on NYSE on the date of grant; provided, however, that the options expiring on April 12, 2011 were granted at 85% of the closing price of the Company’s Common Stock on NYSE on the date of grant.

(2)	All share awards, other than the shares of performance based restricted stock (described below), begin to vest after the third or fourth anniversary of the date of grant.

(3)	Value based on $21.07, the closing price of the Company’s Common Stock on NYSE on December 31, 2007.

(4)	Shares vest ratably on each January 31st , beginning on January 31, 2008 and ending on January 31, 2010.

(5)	Shares will vest in two equal installments on March 31, 2008 and March 31, 2011.

(6)	44,352 of the shares will vest ratably on each July 15th , beginning on July 15, 2008 and ending on July 15, 2011 and the remaining 3,502 shares will vest on July 15, 2014.

(7)

Thirty-five percent of the shares vest on May 10, 2008 and May 10, 2009, twenty percent of the shares vest on May 10, 2010 and the remaining ten percent will vest in two equal installments on May 10, 2011 and May 10, 2014.

(8)	Shares vest in equal installments on May 10, 2008 and May 10, 2009.

(9)

Shares of phantom stock that vest ratably on each May 10th, beginning on May 10, 2008 and ending on May 10, 2009. On each vesting date, Mr. Fannon receives a cash payment equal to the total number of shares vested multiplied by the trading price of the Company’s Common Stock on NYSE on the vesting date.

(10)	Represents shares of performance based restricted stock outstanding as of December 31, 2007. These shares of restricted stock were cancelled in March of 2008.

(11)

Represents performance based shares of phantom stock outstanding as of December 31, 2007 valued at the closing price of the Company’s common stock of NYSE on December 31, 2007. These shares of phantom stock were cancelled in March of 2008.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended on December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	—	—	9,000	$285,570
	—	—	5,658	$172,880
	—	—	11,083	$331,493
	—	—	6,250	$189,594
Jeffrey P. Jorissen	—	—	6,000	$190,380
	—	—	7,658	$233,990
	—	—	4,167	$126,406
Brian W. Fannon	—	—	3,000	$95,190
	—	—	4,000	$122,220
	—	—	2,083	$63,188
Jonathan M. Colman	—	—	1,800	$57,114
	—	—	2,068	$63,188

Change in Control and Severance Payments

Messrs. Shiffman, Jorissen and Fannon have contractual arrangements with the Company providing for severance and change in control payments. If any such executive is terminated without “cause,” he is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination and a continuation of salary for up to eighteen months after termination (or up to twelve months with respect to Mr. Fannon) subject to the execution of a general release and continued compliance with his restrictive covenant. If Messrs. Shiffman’s, Jorissen’s and Fannon’s employment is terminated due to death or disability, he or his heirs, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination or death and a continuation of salary for up to twenty four months, in the case of Messrs. Shiffman and Jorissen and twelve months in the case of Mr. Fannon. Upon a change of control and (a) if Messrs. Shiffman or Jorissen are terminated within two years of the date of such change of control or less than two year remain under the term of their employment agreements, or (b) if Mr. Fannon is terminated within eighteen months of such change of control or less than eighteen months remain under the term of his employment agreement, then each of Messrs. Shiffman, Jorissen and Fannon would receive 2.99 times their annual salary and a continuation of health and insurance benefits for one year. Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the executive shall become fully vested and immediately exercisable.

                 The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control of the Company (and associated termination of the executives) for the following named executive officers:

Termination Without Cause

Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$861,825	$2,321,155	$18,253	$3,201,233
Jeffrey P. Jorissen	$497,100	$846,234	$14,070	$1,357,404
Brian W. Fannon	$425,600	$635,619	$15,190	$1,076,409
Jonathan M. Colman	$—	$—	$—	$—

Termination Due to Death or Disability

Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$1,149,100	$2,321,155	$18,253	$3,488,508
Jeffrey P. Jorissen	$662,800	$846,234	$14,070	$1,523,104
Brian W. Fannon	$425,600	$635,619	$15,190	$1,076,409
Jonathan M. Colman	$—	$346,264	$—	$346,264

Change of Control

Name	Cash Payment(1)	Acceleration of Vesting of Stock Awards(2)	Benefits(3)	Total
Gary A. Shiffman	$1,717,901	$2,321,155	$18,253	$4,057,309
Jeffrey P. Jorissen	$990,886	$846,234	$14,070	$1,851,190
Brian W. Fannon	$1,272,540	$635,619	$15,190	$1,923,349
Jonathan M. Colman	$—	$346,264	$—	$346,264

________________

(1)	Assumes a termination on December 31, 2007 and payments based on base salary (without taking into account any accrued incentive based compensation) as of December 31, 2007 for each executive.

(2)

Calculated based on a termination as of December 31, 2007 and the fair market value of the Company’s Common Stock on NYSE as of December 31, 2007. Does not include shares of performance based restricted stock (in the case of Messrs. Shiffman and Jorissen) or shares of performance based phantom stock (in the case of Mr. Fannon) that were cancelled in March of 2008.

(3)	Reflects continuation of health benefits, COBRA coverage, life insurance and accidental death and disability insurance for the periods specified above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Members of the Compensation Committee:

Ted J. Simon

Clunet R. Lewis

Ronald L. Piasecki

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of the Company’s directors. The directors who serve on the Audit Committee are all “independent” for purposes of the New York Stock Exchange listing standards. The Audit Committee held six (6) formal meetings and several informal meetings during the 2007 fiscal year.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, the Company’s independent auditors, for the fiscal year ended December 31, 2007;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards); and

•

reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,

Members of the Audit Committee:

Clunet R. Lewis

Robert H. Naftaly

Stephanie W. Bergeron

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s capital stock to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Company believes, that, during the year ended December 31, 2007, its directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock have complied with all filing requirements applicable to them, except that Mr. Piasecki failed to timely file one report disclosing a liquidating distribution of Preferred OP Units from an entity of which Mr. Piasecki was an owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 24, 2008, the shareholdings of: (a) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Common Stock; (b) each director of the Company; (c) each executive officer listed in the Summary Compensation Table; and (d) all executive officers and directors of the Company as a group, based upon information available to the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares(1)
Gary A. Shiffman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	2,009,296(2)	10.6%
Jeffrey P. Jorissen 27777 Franklin Road Suite 200 Southfield, Michigan 48034	144,130 (3)	*
Brian W. Fannon 27777 Franklin Road Suite 200 Southfield, Michigan 48034	32,695(4)	*
Jonathan M. Colman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	35,838(5)	*
Ted J. Simon 28470 Thirteen Mile Road Suite 220 Farmington Hills, Michigan 48334	20,241(6)	*
Paul D. Lapides 1000 Chastain Road Kennesaw, Georgia 30144	17,900(7)	*
Clunet R. Lewis 10557 E. Tamarisk Way Scottsdale, Arizona 85262	46,000(8)	*

Ronald L. Piasecki PMB 260 101 Washington Street Grand Haven, Michigan 49417	165,812(9)	*
Arthur A. Weiss 27777 Franklin Road Suite 2500 Southfield, Michigan 48034	829,573(10)	4.4%
Robert H. Naftaly 5402 Pleasant Lake Drive West Bloomfield, MI 48322	4,500(11)	*
Stephanie W. Bergeron 675 Pierce Birmingham, Michigan 48009	1,500(12)	*
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	1,106,426	6.0%
Barclays Global Fund Advisors(14) 45 Fremont Street San Francisco, CA 94105	1,264,019	6.9%
Wesley Capital Management, LLC(15) 717 5th Avenue, 14th Floor New York, NY 10022	1,763,640	9.6%
All current executive officers and directors as a group (11 persons)(16)	3,306,985	16.9%

*	Less than one percent (1%) of the outstanding shares.

(1)

In accordance with SEC regulations, the percentage calculations are based on 18,416,170 shares of Common Stock issued and outstanding as of April 24, 2008 plus shares of Common Stock which may be acquired pursuant to options exercisable, common limited partnership interests (“Common OP Units”) and preferred limited partnership interests (“Preferred OP Units”) of Sun Communities Operating Limited Partnership that are convertible into Common Stock, within sixty days of April 24, 2008 by each individual or group listed.

(2)

Includes: (a) 551,222 Common OP Units convertible into shares of Common Stock; (b) 50,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008; (c) 453,841 shares of Common Stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager; and (d) a beneficial interest only in 25,000 Common OP Units. Mr. Shiffman disclaims beneficial ownership of 3,000 Common OP Units convertible into shares of Common Stock and 2,300 shares of Common Stock held by other family members because he does not have a pecuniary interest therein.

(3)

Includes: (a) 100,000 Common OP Units convertible into shares of Common Stock, and (b) 12,250 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(4)	Includes 500 Common OP Units convertible into shares of Common Stock.

(5)	Includes 7,500 Common OP Units convertible into shares of Common Stock.

(6)	Includes 14,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(7)	Includes 14,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(8)

Includes 20,000 Common OP Units convertible into shares of Common Stock. Also includes 7,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(9)

Includes: (a) 17,437 Common OP Units convertible into shares of Common Stock and 139,735 Preferred OP Units convertible into Common OP Units (which are convertible into shares of Common Stock), (b) 9,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(10)

Includes 6,938 Common OP Units convertible into shares of Common Stock and 14,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008. Also, includes: (a) 170,000 Common OP Units convertible into shares of Common Stock and 5,000 shares of Common Stock held by the Milton M. Shiffman Spouse’s Marital Trust for which Mr. Weiss is a Co-Trustee, (b) 453,841 shares of Common Stock and 141,794 Common OP Units owned by certain limited liability companies of which Mr. Weiss is a manager, (c) 25,000 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust for which Mr. Weiss is a Co-Trustee, and (d) a beneficial interest only in 10,000 Common OP Units. Mr. Weiss does not have a pecuniary interest in any of the Milton M. Shiffman Spouse’s Marital Trust, the 1997 Shiffman Charitable Remainder Unitrust or the limited liability companies described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 170,000 Common OP Units and 5,000 shares of Common Stock held by the Milton M. Shiffman Spouse’s Marital Trust, the 453,841 shares of Common Stock and the 141,794 Common OP Units held by the limited liability companies described above and the 25,000 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust.

(11)	Includes 500 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(12)	Includes 500 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

(13)

According to the Schedule 13G filed with the SEC for calendar year 2007, The Vanguard Group, Inc., in its capacity as investment advisor, beneficially owns 1,106,426 shares of Common Stock which are held of record by clients of The Vanguard Group, Inc.

(14)

According to the Schedule 13G filed with the SEC for calendar year 2007, Barclays Global Fund Advisors, in its capacity as investment advisor, beneficially owns 1,074,214 shares of Common Stock which are held of record by clients of Barclays Global Fund Advisors.

(15)

According to the Schedule 13G/A filed with the SEC for calendar year 2007: (a) Wesley Capital Management LLC (the “Management Company”), Mr. Arthur Wrobel and Mr. John Khoury beneficially own 1,763,640 shares of Common Stock as a “group” for Schedule 13G reporting purposes, (b) the Management Company serves as investment manager or advisor to Wesley Capital L.P., Wesley Capital Master Fund Limited and Wesley Capital OP, L.P., and (c) Mr. Wrobel and Mr. Khoury are the managing members of the Management Company.

(16)

Includes (a) 1,050,391 Common OP Units convertible into shares of Common Stock and 139,375 Preferred OP Units convertible into Common OP Units (which are convertible into Common Stock); and (b) 122,250 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of April 24, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table reflects information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2007.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by shareholders	245,751	$32.07	113,481
Equity compensation plans not approved by shareholders (1)	40,386	$32.75	—
TOTAL	286,137		113,481

___________________

(1)

On May 29, 1997, the Company established a Long Term Incentive Plan (the “LTIP”) pursuant to which all full-time salaried and full-time commission only employees of the Company, excluding the Company’s officers, are entitled to receive options to purchase shares of the Company’s common stock at $32.75 per share (i.e., the average of the highest and lowest selling prices for the common stock on May 29, 1997), on January 31, 2002. In accordance with the terms of the LTIP, (a) the Company granted the eligible participants options to purchase 167,918 shares of common stock; and (b) each eligible participant received an option to purchase a number of shares of common stock equal to the product of 167,918 and the quotient derived by dividing such participant’s total compensation during the period beginning on January 1, 1997 and ending on December 31, 2001 (the “Award Period”) by the aggregate compensation of all of the eligible participants during the Award Period.

CERTAIN TRANSACTIONS

Relationship with Origen

The Company and its affiliates have entered into the following transactions with Origen Financial, Inc. (“Origen”):

•

Capital Investment in Origen. In 2003 the Company acquired 5,000,000 shares of common stock in Origen in a private placement transaction at $10 per share. In addition, Shiffman Origen LLC (100 percent of which is owned by the Milton M. Shiffman Spouse’s Marital Trust, Gary A. Shiffman and members of his family and solely managed by Arthur A. Weiss) acquired 1,025,000 shares of common stock of Origen at $10 per share.

•	Board Membership. Gary A. Shiffman, the Chairman and Chief Executive Officer of the Company, is a member of the Board of Directors of Origen.

•

Loan Servicing Agreement. Origen Servicing, Inc., a wholly owned subsidiary of Origen, serviced approximately $30.6 million and $20.6 million in manufactured home loans for the Company as of December 31, 2007 and 2006, respectively. The Company pays Origen Servicing, Inc. an annual servicing fee of 100 to 150 basis points of the outstanding principal balance of the loans pursuant to a Loan Servicing Agreement, which totaled approximately $0.4 million, $0.3 million and $0.3 million during 2007, 2006 and 2005, respectively.

•

Loan Origination, Sale and Purchase Agreement. Origen has agreed to fund loans that meet the Company’s underwriting guidelines and then transfer those loans to the Company pursuant to a Loan Origination, Sale and Purchase Agreement. The Company pays Origen a fee of $550 per loan pursuant to a Loan Origination, Sale and Purchase Agreement which totaled approximately $0.2 million, $0.2 million and $0.1 million during 2007, 2006 and 2005, respectively. During 2007 and 2006, the Company purchased, at par, $13.3 million and $7.9 million of these loans, respectively.

•

Purchase of Repossessed Manufactured Homes. The Company purchases certain repossessed manufactured houses owned by Origen and located in the Company’s manufactured housing communities. The Company purchased approximately $1.1 and $1.2 million of repossessed homes from Origen during 2007 and 2006, respectively. This program allows the Company to retain houses for resale and rent in its communities and allows Origen to enhance recoveries on its repossessed homes.

•

Sale of Installment Loans on Manufactured Homes. As noted above, Origen services manufactured home loans for the Company under a Loan Servicing Agreement. Certain loans may, from time to time, be sold to Origen. For loans that are made below published rates, the Company will pay Origen the interest differential between market rates and the rate paid by the borrower for any such loans sold to Origen. During 2004, the Company sold a portfolio of below published rate loans totaling $1.6 million to Origen. No sales of such loans were made in 2005, 2006 or 2007. The Company paid interest differential of approximately $0.1 million during each of 2007, 2006, and 2005. In addition, in the third quarter of 2006, the Company sold a portfolio of installment loans on manufactured homes totaling approximately $4.1 million to a wholly-owned subsidiary of Origen for 100.5 percent of the principal balance for loans that were 89 days or less delinquent and 100 percent of the principal balance for loans that were 90 days or more delinquent. The Company recognized a gain on the sale of these notes of $0.02 million.

•

Miscellaneous. Fees paid to Origen for origination and servicing are generally consistent with fees charged by Origen for similar services provided to non-affiliates. As a provider of financing for the purchase of manufactured homes, Origen occasionally provides third party financing for individuals that purchase a Sun Home Services home. Origen financed approximately 2.2 percent and 2.8 percent of Sun Home Services total home sales for the year ended December 31, 2007 and 2006, respectively.

Lease of Principal Executive Offices

Gary A. Shiffman, together with certain family members, indirectly owns approximately a 21 percent equity interest in American Center LLC, the entity from which the Company leases office space for its principal executive offices. Arthur A. Weiss owns a 0.75 percent indirect interest in American Center LLC. This lease is for an initial term of five years, beginning May 1, 2003, and the Company has the right to extend the lease for an additional five year term. On July 30, 2007 the Company exercised its option to extend its lease for its executive offices. The extension is for a period of five years commencing on May 1, 2008. The base rent for the option term will continue to be the same as the rent payable at the end of the current term. The current annual base rent under the current lease is $21.50 per square foot (gross). Messrs. Shiffman and Weiss may have a conflict of interest with respect to their obligations as an officer and/or director of the Company and their ownership interest in American Center LLC.

Loans to Chief Executive Officer

In 1995, the Company issued Gary A. Shiffman, its Chief Executive Officer and President, 400,000 shares of common stock for $8,650,000 (the “Purchase Price”). The Purchase Price is evidenced by three (3) separate 10-year promissory notes that bear interest at a rate equal to six months' LIBOR plus 175 basis points, with a maximum interest rate of 9% per annum and a minimum interest rate of 6% per annum (the “Promissory Notes”). Two of the Promissory Notes (with an initial aggregate principal amount of approximately $7.6 million) are secured by approximately 211,000 shares of common stock of the Company held by Mr. Shiffman (the “Secured Shares”) and/or 99,000 common partnership units in Sun Communities Operating Limited Partnership (the “Secured Units”) and the last Promissory Note (with an initial principal amount of approximately $1.0 million) is unsecured but fully recourse to Mr. Shiffman. Mr. Shiffman's personal liability on the secured Promissory Notes is limited to all accrued interest on such notes plus fifty percent (50%) of the deficiency, if any, after application of the proceeds from the sale of the Secured Shares and/or the Secured Units to the then outstanding principal balance of the Promissory Notes. The Promissory Notes provide for quarterly interest only payments and provide that all cash distributions and dividends paid to Mr. Shiffman on the Secured Shares and the Secured Units (the “Distributions”) will first be applied toward the accrued and unpaid interest under the Promissory Notes and sixty percent (60%) of the remainder of the Distributions, if any, will be applied toward the outstanding principal balance of the Promissory Notes.

In April 1997, the Company loaned Mr. Shiffman an additional $2,600,391 on terms substantially identical to the terms of the other loan to Mr. Shiffman, as described above, and such loan is secured by approximately 62,000 shares of common stock of the Company held by Mr. Shiffman (the promissory notes evidencing this loan, together with the Promissory Notes, are hereinafter referred to as the “Shiffman Notes”).

On July 15, 2002, the due date of the Shiffman Notes was extended such that one-third of the principal balance becomes due on December 31, 2008, an additional one-third of the principal balance becomes due on December 31, 2009 and the balance of the Shiffman Notes becomes due on December 31, 2010.

The largest aggregate indebtedness outstanding under the Shiffman Notes since January 1, 2007 was approximately $9.1 million. As of March 31, 2008, the amount outstanding under the Shiffman Notes was approximately $8.6 million.

Legal Counsel

During 2007, JRH&W acted as the Company’s general counsel and represented the Company in various matters. Arthur A. Weiss, a director of the Company, is the Chairman of the Board of Directors and a shareholder of such firm. For services rendered in 2007, the Company incurred legal fees and expenses of approximately $0.8 million from JRH&W.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds limited partnership interests in Sun Communities Operating Limited Partnership, our operating partnership, which he received in connection with the contribution of 24 properties from entities previously affiliated with him (the “Sun Partnerships”). Prior to any redemption of these limited partnership interests for the Company’s common stock, Mr. Shiffman will have tax consequences different from those of the Company and the Company’s public stockholders on the sale of any of the Sun Partnerships. Four of the properties have been sold to date.

Policies and Procedures for Approval of Related Party Transactions

No executive officer or director of the Company (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with the Company that reasonably could be expected to give rise to a conflict of interest without the prior approval of the Nominating and Corporate Governance Committee. Any such transaction or arrangement must be promptly reported to the Nominating and Governance Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the Nominating and Corporate Governance Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the Nominating and Corporate Governance Committee takes into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the Nominating and Corporate Governance Committee or the full Board.

GENERAL INFORMATION

Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting. However, if any other matters do properly come before the Annual Meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters, including the election of a director or directors other than those named in this Proxy Statement should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting.

Shareholders are requested to date, sign and return the enclosed proxy in the enclosed postage-paid envelope. So that the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting may be assured, prompt execution and return of the proxy is requested.

By Order of the Board of Directors
Dated: April 29, 2008	KAREN J. DEARING
Secretary

APPENDIX A

Sun Communities, Inc.

Third Amended and Restated Audit Committee Charter

I.	General Statement of Purpose

The purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) of Sun Communities, Inc. (the “Company”) are to:

•

assist the Board of Directors (the “Board”) in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function; and

•	prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.	Composition

The Audit Committee shall consist of at least three (3) members of the Board, each of whom shall satisfy the independence requirements established by the New York Stock Exchange Listed Company Manual for listing on the exchange and all other applicable legal and regulatory requirements. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and at least one (1) member of the Audit Committee shall be an “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K).

The members of the Audit Committee shall be selected by the Board and shall serve until their successors shall be duly selected and qualified or until their earlier death, retirement, resignation or removal. The Board shall have the power, at any time, to change the membership of the Audit Committee and to fill vacancies on it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to in this Charter. The Board shall designate one (1) member of the Audit Committee to be Chairman of the committee.

No member of the Audit Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

III.	Compensation

A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company.

IV.	Meetings

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less frequently than quarterly. Such meetings shall be in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent. The Chairman of the Audit Committee, in consultation with the other Audit Committee members and management, may determine the frequency and length of the Audit Committee meetings and may set meeting agendas consistent with this Charter.

Periodically, the Audit Committee shall also meet separately with the Company’s management, internal auditors (or other personnel responsible for the internal audit function) and independent auditors.

V.	Responsibilities and Authority

A.

Review of Charter. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to the Charter that the Audit Committee deems appropriate.

B.	Annual Performance Evaluation of the Audit Committee. At least annually, the Audit Committee shall evaluate its own performance and composition and report the results of such evaluation to the Board.

C.

Annual Performance Evaluation of the Chief Financial Officer. At least annually, deliver a written report to the Compensation Committee of the Board evaluating the performance and effectiveness of the Company’s Chief Financial Officer (or other officer serving a similar role).

D.	Matters Relating to Selection, Performance and Independence of Independent Auditor:

1.

The Audit Committee shall be solely responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or other services for the Company (the “Independent Auditor”), including, without limitation, approving the engagement letter of the Independent Auditor on an annual basis. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

2.

The Audit Committee shall be directly responsible for oversight of the work of the Independent Auditor (including resolution of disagreements between management and the Independent Auditor regarding financial reporting).

3.

The Audit Committee shall pre-approve all auditing services and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the Independent Auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

4.

The Audit Committee shall request that the Independent Auditor provide it with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the Independent Auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the Independent Auditor and the Company, discuss with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the Independent Auditor’s report to satisfy itself of the Independent Auditor’s independence.

5.	The Audit Committee shall evaluate the Independent Auditor’s qualifications, performance and independence. As part of such evaluation, at least annually, the Audit Committee shall:

a.

obtain and review a report or reports from the Independent Auditor describing (1) the Independent Auditor’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the Independent Auditors or by any inquiry or investigation by government or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the Independent Auditors, and any steps taken to address any such issues, and (3) in order to assess the Independent Auditor’s independence, all relationships between the Independent Auditor and the Company;

b.	review and evaluate the performance of the Independent Auditor and the lead partner; and

c.	assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

6.	The Audit Committee shall set clear policies with respect to the potential hiring of current or former employees of the Independent Auditor.

E.	Financial Statements and Audit

1.

The Audit Committee shall review the overall audit plan (both internal and external) with the Independent Auditor and the members of management who are responsible for preparing the Company’s financial statements, including the Company’s Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and such other officer or officers are referred to collectively as the “Senior Accounting Executive”).

2.

The Audit Committee shall review and discuss with management (including the Company’s Senior Accounting Executive) and with the Independent Auditor the Company’s annual audited financial statements, including (1) all critical accounting policies and practices used or to be used by the Company, (2) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

3.	The Audit Committee shall review and discuss with the Independent Auditor any audit problems or difficulties and management’s response to such problems or difficulties.

4.

The Audit Committee shall discuss with the Independent Auditor those matters brought to the attention of the Audit Committee by the Independent Auditor pursuant to Statement on Auditing Standards No. 61, as amended (“SAS 61”).

5.	The Audit Committee shall also review and discuss with the Independent Auditors the report required to be delivered by it pursuant to Section 10A(k) of the Exchange Act.

6.

If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the

Exchange Act, within the time periods specified in the SEC’s rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

7.

The Audit Committee shall recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form10-K. The Audit Committee shall also discuss with management and the Independent Auditor the Company’s quarterly financial statements and related disclosure under “Management’s Discussion of and Analysis of Financial Condition and Results of Operations” prior to the filing of each Quarterly Report on Form 10-Q.

8.

The Audit Committee shall prepare the Audit Committee report required by Item 407(d) of Regulation S-K (or any successor provision) promulgated by the SEC to be included in the Company’s annual proxy statement.

F.

Internal Auditors. At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation may include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the Independent Auditor.

G.	Earnings Press Releases. The Audit Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

H.

Risk Assessment and Management. The Audit Committee shall discuss the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and shall discuss with the Company’s counsel and management, legal matters, including securities trading policies, that may have a material impact on the Company’s financial statement or compliance policies of procedures.

I.

Procedures for Addressing Complaints and Concerns. The Audit Committee shall establish, review and assess procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

J.

Regular Reports to the Board. The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

VI.	Additional Authority

The Audit Committee is authorized, on behalf of the Board, to do any of the following:

A.

Engagement of Advisors. The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

B.

General

1.	The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

2.

In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the Independent Auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

3.

The Audit Committee is authorized to request that any officer or employee of the Company, the Company’s outside legal counsel, the Independent Auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether the Company’s financial statements are complete, accurate and in accordance with GAAP.

ADOPTED:	December 13, 2007.